Exhibit 7(v)

EXECUTION VERSION

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) dated as of August 6, 2020, is entered into by and among Liberty Broadband Corporation, a Delaware corporation (“Parent”), GCI Liberty, Inc., a Delaware corporation (successor to GCI Liberty, Inc., an Alaska corporation) (the “Company”) and LV Bridge, LLC (“LV Bridge”), a Delaware limited liability company and a Wholly Owned Subsidiary of the Company.

RECITALS

WHEREAS, Parent and the Company are parties to that certain Amended and Restated Investment Agreement, dated May 28, 2015, by and among Parent, Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation) (“Qurate”), JANA Nirvana Master Fund, L.P., a Cayman Islands exempted company, JANA Master Fund, Ltd., a Cayman Islands exempted company, and Coatue Offshore Master Fund, Ltd., a Cayman Islands exempted company, as amended by the Amended and Restated Assignment and Assumption Agreement, dated May 28, 2015, by and among Parent, Qurate, Soroban Master Fund LP, a Cayman Islands exempted limited partnership, and Soroban Opportunities Master Fund LP, a Cayman Islands exempted limited partnership, Sections IX, X and XI of which were assigned to the Company pursuant to the Assignment and Assumption Agreement, dated as of March 9, 2018, by and between Parent, Liberty Interactive LLC and the Company (such assigned Sections, the “Investment Agreement”);

WHEREAS, Parent, the Company and LV Bridge are parties to that certain Proxy and Right of First Refusal Agreement, dated as of May 23, 2015, as amended by Amendment No. 1 to Proxy and Right of First Refusal Agreement, dated May 13, 2016, by and among Parent, Qurate and LV Bridge, as assigned to the Company pursuant to that Assignment and Assumption Agreement, dated as of March 9, 2018, by and among Parent, Qurate, LV Bridge and the Company (the “Proxy/ROFR Agreement”); and

WHEREAS, simultaneously with the execution of this Agreement, Parent, Grizzly Merger Sub 1, LLC, a single member Delaware limited liability company and a direct Wholly Owned Subsidiary of Parent (“Merger LLC”), Grizzly Merger Sub 2, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Merger LLC (“Merger Sub”), and the Company are entering into the Agreement and Plan of Merger, dated as of August 6, 2020 (as may be amended from time to time, the “Merger Agreement”) pursuant to which, upon the terms and subject to the conditions set forth therein, (i) Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving the Merger, and (ii) immediately following the Merger, the Company as the surviving corporation in the Merger and a Wholly Owned Subsidiary of Merger LLC, will merge with and into Merger LLC (the “Upstream Merger” together with the Merger, the “Combination”), with Merger LLC surviving the Upstream Merger (the “Surviving Company”).

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1

1.             Definitions.  Capitalized terms used but not defined in this Agreement have the respective meanings assigned to those terms in the Merger Agreement.

2.             Investment Agreement Termination. Parent and the Company each agree that effective upon Closing, the Investment Agreement is terminated as between Parent and the Company (the “Investment Agreement Termination”) and will thereafter cease to be of any further force and effect as between Parent and the Company, and neither Parent nor the Company will thereafter have any rights or obligations with respect to each other thereunder.

3.             Proxy/ROFR Agreement Termination. Parent,  the Company and LV Bridge each agree that effective upon Closing, the Proxy/ROFR Agreement is terminated (the “Proxy/ROFR Agreement Termination”) and will thereafter cease to be of any further force and effect, and no party thereto will thereafter have any rights or obligations thereunder.

4.             Termination/Amendment.  If the Merger Agreement is terminated in accordance with its terms without the Closing having occurred, effective upon such termination, this Agreement shall automatically terminate and immediately cease to be of any further force and effect, and no party hereto will thereafter have any rights or obligations hereunder.  This Agreement may also be amended, modified or terminated by mutual consent of the parties hereto in a written instrument.

5.             Choice of Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

6.             Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement.

7.             Further Documents.  If, subsequent to the date hereof, further documents are reasonably requested in order to carry out the provisions and purposes of this Agreement, the parties hereto will execute and deliver such further documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer

GCI LIBERTY, INC.

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President and Assistant Secretary

LV BRIDGE, LLC

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President and Assistant Secretary

[Signature Page to Termination Agreement of the Investment Agreement and Proxy Right of First Refusal Agreement]